Exhibit 99.1

[For immediate release]

Black Spade Acquisition III Co Announces Pricing Of $150 Million Initial Public Offering

(January 5 2026, Hong Kong) Black Spade Acquisition III Co (the “Company”), a special purpose acquisition company (“SPAC”) sponsored by an affiliate of Black Spade Capital Limited, announced today the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on The New York Stock Exchange (“NYSE”) under the ticker symbol “BIIIU” on January 6, 2026.

Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected be listed on NYSE under the ticker symbols “BIII” and “BIIIW”, respectively. The offering is expected to close on January 7, 2026, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units to cover over-allotments, if any, at the initial public offering price less underwriting discounts and commissions.

The Company’s management team is led by Dennis Tam, Executive Chairman & Co-CEO, Kester Ng, Co-CEO & CFO and Richard Taylor, Co-CEO & COO, each of who served as executive director of or advisor to Black Spade Acquisition Co (“BSAQ”) and Black Spade Acquisition II Co (“BSII”), two prior SPACs also sponsored by affiliates of Black Spade Capital Limited. In August 2023, BSAQ completed a $23 billion business combination with VinFast, a leading Vietnamese automaker, which was at the time the third largest ever de-SPAC by deal value. In June 2025, BSII completed a $488 million business combination with The Generation Essentials Group less than 10 months after BSII’s IPO.

Mr. Dennis Tam, Executive Chairman of the Board & Co-CEO, said: “We are very excited to extend our SPAC franchise with the launch of Black Spade Acquisition III Co as one of the first IPOs in 2026. Black Spade’s strong background in lifestyle and entertainment, together with our proprietary network and knowhow, forms the bedrock of our third SPAC.”

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC and Chardan are acting as joint book-running managers.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com, or by contacting Chardan, One Pennsylvania Plaza, Suite 4800, New York, NY 10119, or by email at prospectus@chardan.com, or from the SEC website at www.sec.gov.

Black Spade Acquisition III Co Announces Pricing Of $150 Million Initial Public Offering

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on January 5, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Black Spade Acquisition III Co Announces Pricing Of $150 Million Initial Public Offering

Photo caption:

BLACK SPADE
ACQUISITION III
Richard Taylor
Co-CEO / COO
Dennis Tam
Chairman / Co-CEO
Lawrence Ho
Founder
Kester Ng
Co-CEO / CFO

(from the left) Richard Taylor, Co-CEO and COO, Dennis Tam, Chairman and Co-CEO, Lawrence Ho, Founder of Black Spade Capital Limited, Kester Ng, Co-CEO and CFO

– End –

About Black Spade Acquisition III Co

Black Spade Acquisition III Co is the third SPAC sponsored by an affiliate of Black Spade Capital Limited. It was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. While the Company may pursue a business combination in any industry, it sees the leisure and entertainment space as one of its core focus areas. Of note, the Company is encouraged by how the application of AI, robotic and quantum computing elevates user experience in this field. It looks forward to further looking into the opportunities arising from the growing acceptance of digital assets within the lifestyle and entertainment sector.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering, the anticipated use of the net proceeds, and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's initial public offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

ir@bsaiii.com